Exhibit 24

CONFIRMING STATEMENT

The undersigned, being the Officer of Smithtown Bancorp, Inc., confirms that Judith Barber, the Secretary of Smithtown Bancorp, Inc., is authorized to sign and file all SEC reports on Forms 3, 4 and 5 for me on my behalf, beginning with and retroactive to the first such report filed for me, and ending on December 1, 2010, or any later date on which it may be necessary for another such report to be filed for me in my capacity as a former Officer of Smithtown Bancorp, Inc. in accordance with the rules of the SEC.

/s/ Anita Florek

Date: November 30, 2010